Exhibit 23.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Barnes & Noble, Inc.

The audits referred to in our report dated April 3, 2007 relating to the consolidated financial statements of Barnes & Noble, Inc. and subsidiaries, which is incorporated in Item 8 of the Form 10-K by reference to the annual report to shareholders for the fiscal year ended February 3, 2007, included the audit of the consolidated financial statement schedule listed in the accompanying index. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based upon our audits.

In our opinion such financial statement schedule presents fairly, in all material respects, the information set forth therein.

/s/ BDO Seidman, LLP
New York, New York
April 3, 2007